Filed Pursuant to Rule 424(b)(5)
                                               Registration Nos. 333-108156
                                                                 333-108156-01
                                                                 333-108156-02


Prospectus Supplement
June 24, 2005
(To Prospectus dated September 3, 2003)

                                  $30,000,000

                            [LOGO] MISSISSIPPI POWER
                              (A SOUTHERN COMPANY)

                          SERIES G 5.40% SENIOR NOTES
                               DUE JULY 1, 2035

                             ---------------------

   The Series G Senior Notes bear interest at the rate of 5.40% per year. Interest on the Series G Senior Notes is payable semiannually in arrears on January 1 and July 1 of each year, beginning January 1, 2006. The Series G Senior Notes will mature on July 1, 2035. The Series G Senior Notes may be redeemed in whole or in part, at any time and from time to time (i) if the redemption date is prior to June 30, 2015, at a price equal to the greater of 100% of the principal amount of the Series G Senior Notes to be redeemed and the make-whole amount, or (ii) if the redemption date is on or after June 30, 2015, at a price equal to 100% of the principal amount of Series G Senior Notes to be redeemed, together, in both cases, with accrued and unpaid interest to the redemption date, as described under the caption "Description of the Series G Senior Notes -- Optional Redemption."

   The Series G Senior Notes are unsecured and unsubordinated and rank equally with all of Mississippi Power Company's other unsecured and unsubordinated indebtedness from time to time outstanding and will be effectively subordinated to all secured indebtedness of Mississippi Power Company.

   See "Risk Factors" on page S-3 for a description of certain risks associated with investing in the Series G Senior Notes.

                             ---------------------

                                                           Per Note    Total
                                                           -------- -----------
Public offering price(1)..................................  99.499% $29,849,700
Underwriting discount.....................................   0.875% $   262,500
Proceeds, before expenses, to Mississippi Power Company(1)  98.624% $29,587,200

--------
(1) Plus accrued interest, if any, from the date of original issuance of the Series G Senior Notes, which is expected to be June 30, 2005.

   Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement or the accompanying Prospectus. Any representation to the contrary is a criminal offense.

   The Series G Senior Notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company on or about June 30, 2005.

                             ---------------------

                        BANC OF AMERICA SECURITIES LLC

   In making your investment decision, you should rely only on the information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. We have not, and the underwriter has not, authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it.

   We are offering to sell the Series G Senior Notes only in places where sales are permitted.

   You should not assume that the information contained or incorporated by reference in this Prospectus Supplement or the accompanying Prospectus is accurate as of any date other than its respective date.

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                                              Page
                                              -                                               ----
Risk Factors.................................................................................  S-3
The Company..................................................................................  S-3
Selected Financial Information...............................................................  S-3
Use of Proceeds..............................................................................  S-4
Description of the Series G Senior Notes.....................................................  S-5
Underwriting.................................................................................  S-9
Experts...................................................................................... S-10

                                            PROSPECTUS
About this Prospectus........................................................................    2
Risk Factors.................................................................................    2
Available Information........................................................................    2
Incorporation of Certain Documents by Reference..............................................    3
Mississippi Power Company....................................................................    3
Selected Information.........................................................................    4
The Trusts...................................................................................    5
Accounting Treatment of the Trusts...........................................................    5
Use of Proceeds..............................................................................    5
Description of the New Stock.................................................................    6
Description of Depositary Shares.............................................................    7
Description of the Senior Notes..............................................................   10
Description of the Junior Subordinated Notes.................................................   14
Description of the Preferred Securities......................................................   20
Description of the Guarantees................................................................   20
Relationship Among the Preferred Securities, the Junior Subordinated Notes and the Guarantees   23
Plan of Distribution.........................................................................   24
Legal Matters................................................................................   25
Experts......................................................................................   25

                                      S-2

                                 RISK FACTORS

   Investing in the Series G Senior Notes involves risk. Please see the risk factors in Mississippi Power Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004, along with disclosure related to the risk factors contained in Mississippi Power Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, which are incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The risks and uncertainties not presently known to Mississippi Power Company or that Mississippi Power Company currently deems immaterial may also impair its business operations, its financial results and the value of the Series G Senior Notes.

                                  THE COMPANY

   Mississippi Power Company (the "Company") was incorporated under the laws of the State of Mississippi on July 12, 1972, was admitted to do business in Alabama on November 28, 1972 and, effective December 21, 1972, by the merger into it of the predecessor Mississippi Power Company, succeeded to the business and properties of the latter company. The predecessor Mississippi Power Company was incorporated under the laws of the State of Maine on November 24, 1924 and was admitted to do business in Mississippi on December 23, 1924 and in Alabama on December 7, 1962. The Company has its principal office at 2992 West Beach Boulevard, Gulfport, Mississippi 39501, telephone number (228) 864-1211. The Company is a wholly owned subsidiary of The Southern Company.

   The Company is engaged in the generation and purchase of electric energy and the distribution and sale of such energy within 23 counties of southeastern Mississippi, at retail in 123 communities (including Biloxi, Gulfport, Hattiesburg, Laurel, Meridian and Pascagoula), as well as in rural areas, and at wholesale to one municipality, six rural electric distribution cooperative associations and one generating and transmitting cooperative.

                        SELECTED FINANCIAL INFORMATION

   The following selected financial information for the years ended December 31, 2000 through December 31, 2004 has been derived from the Company's audited financial statements and related notes and the unaudited selected financial data, incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The following selected financial information for the three months ended March 31, 2005 has been derived from the Company's unaudited financial statements and related notes, incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The information set forth below is qualified in its entirety by reference to and, therefore, should be read together with management's discussion and analysis of results of operations and financial condition, the financial statements and related notes and other financial information incorporated by reference in this Prospectus Supplement and the accompanying Prospectus.

                                                                           Three Months
                                        Year ended December 31,               Ended
                              --------------------------------------------  March 31,
                                2000     2001     2002     2003     2004     2005(1)
                              -------- -------- -------- -------- -------- ------------
                                       (Thousands, except ratios)
Operating Revenues........... $687,602 $796,065 $824,165 $869,924 $910,326   $215,210
Earnings Before Income Taxes.   91,457  106,391  120,905  120,827  131,299     28,193
Net Income After Dividends on
  Preferred Stock............   54,972   63,887   73,013   73,499   76,801     16,947
Ratio of Earnings to Fixed
  Charges(2).................     3.97     5.05     6.58     8.15    10.15       7.75

                                      S-3

                                                       Capitalization
                                                    As of March 31, 2005
                                                ------------------------------------------
                                                 Actual            As Adjusted(3)
                                                   --------     --------------------------
                                                (Thousands, except percentages) (unaudited)
   Common Stock Equity......................... $548,074        $548,074            63.8%
   Cumulative Preferred Stock..................   32,780          32,780             3.8
   Senior Notes................................  130,000         160,000            18.6
   Long-Term Debt Payable to Affiliated Trusts.   36,082          36,082             4.2
   Other Long-Term Debt........................  112,500          82,500             9.6
                                                   --------        --------        -----
   Total, excluding amounts due within one year $859,436        $859,436           100.0%
                                                   ========        ========        =====

--------
(1) Due to the seasonal variations in the demand for energy, operating results for the three months ended March 31, 2005 do not necessarily indicate operating results for the entire year.

(2) This ratio is computed as follows: (i) "Earnings" have been calculated by adding to "Earnings Before Income Taxes" "Interest expense," "Interest expense to affiliate trusts," "Distributions on mandatorily redeemable preferred securities" and the debt portion of allowance for funds used during construction, and (ii) "Fixed Charges" consist of "Interest expense," "Interest expense to affiliate trusts," "Distributions on mandatorily redeemable preferred securities" and the debt portion of allowance for funds used during construction.

(3) Reflects (i) the proposed redemption in December 2005 of $30,000,000 aggregate principal amount of First Mortgage Bonds, 6 7/8% Series due December 1, 2025 pursuant to the proposed defeasance in June 2005 of the Company's First Mortgage Bond Indenture and (ii) the proposed issuance of the Series G Senior Notes offered hereby.

                                USE OF PROCEEDS

   The proceeds from the sale of the Series G Senior Notes will be applied by the Company to redeem in December 2005 the $30,000,000 outstanding principal amount of its First Mortgage Bonds, 6 7/8% Series due December 1, 2025 pursuant to the proposed defeasance in June 2005 of the Company's First Mortgage Bond Indenture. The redemption and defeasance are subject to the issuance of the Series G Senior Notes.

                                      S-4

                   DESCRIPTION OF THE SERIES G SENIOR NOTES

   Set forth below is a description of the specific terms of the Series G 5.40% Senior Notes due July 1, 2035 (the "Series G Senior Notes"). This description supplements, and should be read together with, the description of the general terms and provisions of the senior notes set forth in the accompanying Prospectus under the caption "Description of the Senior Notes." The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying Prospectus and the Senior Note Indenture dated as of May 1, 1998 (the "Senior Note Indenture") between the Company and Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company), as trustee (the "Senior Note Indenture Trustee").

GENERAL

   The Series G Senior Notes will be issued as a series of senior notes under the Senior Note Indenture. The Series G Senior Notes will initially be issued in the aggregate principal amount of $30,000,000. The Company may, without the consent of the holders of the Series G Senior Notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the Series G Senior Notes, except for the public offering price and issue date. Any additional notes having such similar terms, together with the Series G Senior Notes, will constitute a single series of senior notes under the Senior
Note Indenture.

   The entire principal amount of the Series G Senior Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on July 1, 2035. The Series G Senior Notes are not subject to any sinking fund provision. The Series G Senior Notes are available for purchase in denominations of $1,000 and any integral multiple thereof.

INTEREST

   Each Series G Senior Note shall bear interest at the rate of 5.40% per annum (the "Securities Rate") from the date of original issuance, payable semiannually in arrears on January 1 and July 1 of each year to the person in whose name such Series G Senior Note is registered at the close of business on the fifteenth calendar day prior to such payment date (whether or not a Business Day). The initial interest payment date is January 1, 2006. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Series G Senior Notes is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on such date. "Business Day" means a day other than (i) a Saturday or Sunday, (ii) a day on which banks in New York, New York are authorized or obligated by law or executive order to remain closed or (iii) a day on which the Senior Note Indenture Trustee's corporate trust office is closed for business.

RANKING

   The Series G Senior Notes will be direct, unsecured and unsubordinated obligations of the Company ranking equally with all other unsecured and unsubordinated obligations of the Company. The Series G Senior Notes will be effectively subordinated to all secured debt of the Company, including its first mortgage bonds, aggregating approximately $30,000,000 outstanding at March 31, 2005. The Senior Note Indenture contains no restrictions on the amount of additional indebtedness that may be incurred by the Company.

OPTIONAL REDEMPTION

   The Series G Senior Notes will be subject to redemption at the option of the Company in whole or in part at any time and from time to time upon not less than 30 nor more than 60 days' notice. The Company shall have the

                                      S-5

right to redeem the Series G Senior Notes in whole or in part at a redemption price (the "Redemption Price") equal to:

      (i) if the redemption date is prior to June 30, 2015, the greater of (1) 100% of the principal amount of the Series G Senior Notes to be redeemed or
   (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Series G Senior Notes being redeemed to June 30, 2015 (for purposes of this calculation, the remaining scheduled payment of principal is deemed payable on June 30, 2015 (the "Initial Redemption Date") and the remaining scheduled payments of interest are those interest payments payable on or before the Initial Redemption Date) (excluding the portion of any such interest accrued to the date of redemption) discounted (for purposes of determining present value) to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Yield (as defined below) plus 20 basis points; or

      (ii) if the redemption date is on or after June 30, 2015, at a redemption price equal to 100% of the principal amount of the Series G Senior Notes to be redeemed,

plus, in each case, accrued and unpaid interest thereon to the date of redemption.

   "Treasury Yield" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

   "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Series G Senior Notes to the Initial Redemption Date that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Initial Redemption Date.

   "Comparable Treasury Price" means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the Company obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

   "Independent Investment Banker" means an independent investment banking institution of national standing appointed by the Company.

   "Reference Treasury Dealer" means a primary United States Government securities dealer in New York City appointed by the Company.

   "Reference Treasury Dealer Quotation" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company and delivered in writing to the Senior Note Indenture Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount and quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day in New York City preceding such redemption date).

   If notice of redemption is given as aforesaid, the Series G Senior Notes to be redeemed shall, on the redemption date, become due and payable at the Redemption Price together with any accrued and unpaid interest thereon, and from and after such date (unless the Company shall default in the payment of the Redemption Price and accrued interest) such Series G Senior Notes shall cease to bear interest. If any Series G Senior Note called for redemption shall not be paid upon surrender thereof for redemption, the principal shall, until paid, bear interest from the redemption date at the Securities Rate. See "Description of the Senior Notes -- Events of Default" in the accompanying Prospectus.

                                      S-6

   Subject to the foregoing and to applicable law (including, without limitation, United States federal securities laws), the Company or its affiliates may, at any time and from time to time, purchase outstanding Series G Senior Notes by tender, in the open market or by private agreement.

BOOK-ENTRY ONLY ISSUANCE--THE DEPOSITORY TRUST COMPANY

   The Depository Trust Company ("DTC") will act as the initial securities depositary for the Series G Senior Notes. The Series G Senior Notes will be issued only as fully-registered securities registered in the name of Cede & Co., DTC's nominee, or such other name as may be requested by an authorized representative of DTC. One or more fully registered global Series G Senior Notes certificates will be issued, representing in the aggregate the total principal amount of Series G Senior Notes, and will be deposited with the Senior Note Indenture Trustee on behalf of DTC.

   DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the "1934 Act"). DTC holds and provides asset servicing for over 2.2 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues and money market instruments from over 100 countries that DTC's participants ("Direct Participants") deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants' accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC, in turn, is owned by a number of Direct Participants of DTC and members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation and Emerging Markets Clearing Corporation (NSCC, GSCC, MBSCC and EMCC, also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). DTC has Standard and Poor's, a division of The McGraw Hill Companies, Inc., highest rating: AAA. The DTC rules applicable to its Direct and Indirect Participants are on file with the Securities and Exchange Commission. More information about DTC can be found at www. dtcc.com and www.dtc.org.

   Purchases of Series G Senior Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Series G Senior Notes on DTC's records. The ownership interest of each actual purchaser of each Series G Senior Note ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Series G Senior Notes. Transfers of ownership interests in the Series G Senior Notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Series G Senior Notes, except in the event that use of the book-entry system for the Series G Senior Notes is discontinued.

   To facilitate subsequent transfers, all Series G Senior Notes deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Series G Senior Notes with DTC and their registration in the name Cede & Co. or such other DTC nominee do not effect any changes in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Series G Senior Notes. DTC's records reflect only the identity of the Direct Participants to whose accounts such Series G Senior Notes are credited, which may or may not be

                                      S-7

the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

   Redemption notices shall be sent to DTC. If less than all of the Series G Senior Notes are being redeemed, DTC's practice is to determine by lot the amount of interest of each Direct Participant in such Series G Senior Notes to be redeemed.

   Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

   Although voting with respect to the Series G Senior Notes is limited, in those cases where a vote is required, neither DTC nor Cede & Co. ( nor any other DTC nominee) will consent or vote with respect to Series G Senior Notes unless authorized by a Direct Participant in accordance with DTC's procedures. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Series G Senior Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

   Payments on the Series G Senior Notes will be made to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit Direct Participants' accounts upon DTC's receipt of funds and corresponding detail information from the Company or the Senior Note Indenture Trustee on the relevant payment date in accordance with their respective holdings shown on DTC's records. Payments by Direct or Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers registered in "street name," and will be the responsibility of such Direct or Indirect Participant and not of DTC or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the Company, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

   Except as provided herein, a Beneficial Owner of a global Series G Senior Note will not be entitled to receive physical delivery of Series G Senior Notes. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Series G Senior Notes. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global Series G Senior Note.

   DTC may discontinue providing its services as securities depositary with respect to the Series G Senior Notes at any time by giving reasonable notice to the Company. Under such circumstances, in the event that a successor securities depositary is not obtained, Series G Senior Notes certificates will be printed and delivered to the holders of record. Additionally, the Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary) with respect to the Series G Senior Notes. The Company understands, however, that under current industry practices, DTC would notify its Direct and Indirect Participants of the Company's decision, but will only withdraw beneficial interests from a global Series G Senior Note at the request of each Direct or Indirect Participant. In that event, certificates for the Series G Senior Notes will be printed and delivered to the applicable Direct or Indirect Participant.

   The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof. The Company has no responsibility for the performance by DTC or its Direct or Indirect Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

                                      S-8

                                 UNDERWRITING

   Subject to the terms and conditions set forth in the Underwriting Agreement dated the date hereof, the Company has agreed to sell to Banc of America Securities LLC (the "Underwriter"), and the Underwriter has agreed to purchase, the entire principal amount of Series G Senior Notes.

   The Underwriting Agreement provides that the obligations of the Underwriter to pay for and accept delivery of the Series G Senior Notes are subject to, among other things, the approval of certain legal matters by its counsel and certain other conditions. The Underwriter is obligated to take and pay for all the Series G Senior Notes if any are taken.

   The Underwriter proposes initially to offer all or part of the Series G Senior Notes to the public at the public offering price set forth on the cover page of this Prospectus Supplement and may offer the Series G Senior Notes to certain securities dealers at such price less a concession not in excess of 0.500% of the principal amount of the Series G Senior Notes. The Underwriter may allow, and such dealers may reallow, a discount not in excess of 0.250% of the principal amount of the Series G Senior Notes to certain brokers and dealers. After the initial public offering, the public offering price, concession and discount may be changed.

   The Series G Senior Notes are a new issue of securities with no established trading market. The Series G Senior Notes will not be listed on any securities exchange or on any automated dealer quotation system. The Underwriter may make a market in the Series G Senior Notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the Series G Senior Notes or that an active public market for the Series G Senior Notes will develop. If an active public trading market for the Series G Senior Notes does not develop, the market price and liquidity of the Series G Senior Notes may be adversely affected.

   The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

   The underwriting discount to be paid to the Underwriter by the Company with this offering will be 0.875% per Series G Senior Note, for a total of $262,500. In addition, the Company estimates that it will incur other offering expenses of approximately $220,000.

   The Company has agreed, during the period of 15 days from the date of the Underwriting Agreement, not to sell, offer to sell, grant any option for the sale of or otherwise dispose of any Series G Senior Notes, any security convertible into or exchangeable into or exercisable for Series G Senior Notes or any debt securities substantially similar to the Series G Senior Notes (except for the Series G Senior Notes issued pursuant to the Underwriting Agreement), without the prior written consent of the Underwriter. This agreement does not apply to issuances of commercial paper or other debt securities with scheduled maturities of less than one year.

   In order to facilitate the offering of the Series G Senior Notes, the Underwriter or its affiliates may engage in transactions that stabilize, maintain or otherwise affect the price of the Series G Senior Notes. Specifically, the Underwriter or its affiliates may over-allot in connection with this offering, creating short positions in the Series G Senior Notes for their own accounts. In addition, to cover over-allotments or to stabilize the price of the Series G Senior Notes, the Underwriter or its affiliates may bid for and purchase Series G Senior Notes in the open market. Finally, the Underwriter or its affiliates may reclaim selling concessions allowed to a dealer for distributing Series G Senior Notes in this offering, if the Underwriter or its affiliates repurchase previously distributed Series G Senior Notes in transactions that cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Series G Senior Notes above independent market levels. The Underwriter and its affiliates are not required to engage in these activities and may end any of these activities at any time without notice.

                                      S-9

   In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

   Neither the Company nor the Underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Series G Senior Notes. In addition, neither the Company nor the Underwriter makes any representation that such transactions will be engaged in or that such transactions, once commenced, will not be discontinued without notice.

   It is expected that delivery of the Series G Senior Notes will be made, against payment for the Series G Senior Notes, on or about June 30, 2005, which will be the fourth business day following the date of pricing of the Series G Senior Notes. Under Rule 15c6-1 under the 1934 Act, purchases or sales of securities in the secondary market generally are required to settle within three business days (T+3), unless the parties to any such transactions expressly agree to otherwise. Accordingly, purchasers of the Series G Senior Notes who wish to trade the Series G Senior Notes on the date of this Prospectus Supplement will be required, because the Series G Senior Notes initially will settle within four business days (T+4), to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the Series G Senior Notes who wish to trade on the date of this Prospectus Supplement should consult their own legal advisors.

   The Underwriter and its affiliates have engaged and may in the future engage in transactions with, and, from time to time, have performed and may perform investment banking and/or commercial banking services for, the Company and its affiliates in the ordinary course of business, for which they have received and will receive customary compensation.

                                    EXPERTS

   The financial statements and the related financial statement schedule as of and for the three years ended December 31, 2004 incorporated in this Prospectus Supplement and the accompanying Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which report on the financial statements expresses an unqualified opinion and includes an explanatory paragraph referring to the Company's change in its method of accounting for asset retirement obligations), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                     S-10

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                                  $30,000,000

                            [LOGO] MISSISSIPPI POWER
                              (A SOUTHERN COMPANY)

                          SERIES G 5.40% SENIOR NOTES
                               DUE JULY 1, 2035

                             ---------------------

                             Prospectus Supplement
                                 June 24, 2005

                             ---------------------

                        BANC OF AMERICA SECURITIES LLC


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